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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                   Contacts:    F. Randal Hunt
                                                     Chief Financial Officer
                                                     (508) 910-3200

                                                     Lauren Belliveau
                                                     Communications Specialist
                                                     (508) 910-3673

      Aerovox Announces Voluntary Withdrawal from Nasdaq National Market


NEW BEDFORD, MA - July 5, 2001- Aerovox Incorporated (Nasdaq.NM:ARVXQ) announced that effective today, it has voluntarily withdrawn trading of its common stock from the Nasdaq National Market.

Trading of the Company's securities on the Nasdaq National Market had been halted since June 7, 2001, after the Company announced its filing of Chapter 11 bankruptcy protection. The Company does not expect to meet the listing requirements for the Nasdaq National Market in the near term.

Aerovox Incorporated is a leading manufacturer of film, paper and aluminum electrolytic capacitors. The Company sells its products worldwide, principally to original equipment manufacturers as components in electrical and electronic equipment. Aerovox has operations in New Bedford, Massachusetts; Huntsville, Alabama; Juarez and Mexico City, Mexico; and Weymouth, England.


Statements made in this press release which are not historical facts are forward looking and involve risks and uncertainties. We caution you that actual events or results may differ as a result of risks facing the company. Such risks include, but are not limited to, changes in the general economic conditions both in the U.S. and abroad, the actions of customers, competitors, suppliers and lenders, variations in foreign currencies, the weather, the ability to control product quality and delivery and our ability to solidify and grow existing and new market segments.

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